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                                                                    EXHIBIT 99.1

FOR: SUIZA FOODS CORPORATION

CONTACT: J. Michael Lewis
         Vice President and Treasurer
         (214) 528-9922
FOR IMMEDIATE RELEASE
Morgan-Walke Associates:
June Filingeri, John Blackwell
Media contact: Miriam Adler,
Leslie Feldman
(212) 850-5600


                SUIZA FOODS ANNOUNCES PLACEMENT OF $500 MILLION
                     TRUST CONVERTIBLE PREFERRED SECURITIES

DALLAS, Texas, March 20, 1998 -- Suiza Foods Corporation (NYSE-SZA) announced today that it has priced its previously announced Rule 144A offering of Trust Convertible Preferred Securities. Suiza Foods has agreed to sell $500 million of 5-1/2% Trust Convertible Preferred Securities ("Preferred Securities") to be issued by a special purpose trust (plus up to an additional $100 million of the Preferred Securities to cover over-allotments, if any). The Preferred Securities will have an annual dividend equal to 5-1/2% of each Preferred Security's liquidation preference of $50. The Preferred Securities will be convertible, at the option of the holder, into shares of Suiza's common stock at an initial conversion price of $78.25 per Suiza common share, representing a conversion premium of 24.1%. The Preferred Securities will be non-callable for three years.

       Proceeds from the Rule 144A offering will be used to repay outstanding indebtedness under Suiza's revolving credit facility.

       The 5-1/2% Trust Convertible Preferred Securities will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under such act.

       Suiza Foods is a Dallas-based company with leading positions in the dairy, plastic packaging and packaged ice industries. Its principal holdings are in fluid dairy processing, refrigerated, shelf-stable and frozen food products, plastic packaging for consumer and industrial products and packaged ice.

Statements in this press release other than statements of historical fact may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as Suiza's future financial condition and results, are subject to inherent risks and uncertainties, and actual results may differ materially from the results discussed in these forward-looking statements. Additional information concerning these and other risk factors are contained in Suiza's latest Annual Report on Form 10-K and in each of Suiza's other recent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC and can be obtained from Suiza upon request.